Exhibit 10(d)
RESTRICTED STOCK UNIT AGREEMENT

under the

NEXTERA ENERGY, INC. AMENDED AND RESTATED
2011 LONG TERM INCENTIVE PLAN

This Restricted Stock Unit Agreement (“Agreement”) between NextEra Energy, Inc. (hereinafter called the “Company”) and #ParticipantName+C# (hereinafter called the “Grantee”) is dated #GrantDate#. All capitalized terms used in this Agreement which are not defined herein shall have the meanings ascribed to such terms in the NextEra Energy, Inc. Amended and Restated 2011 Long Term Incentive Plan, as amended from time to time (the “Plan”).
1.Grant of Restricted Stock Unit Award. The Company hereby grants to the Grantee a Restricted Stock Unit Award (“Award”) of restricted stock units (the “Restricted Stock Units”) which confers upon the Grantee the right to earn up to #QuantityGranted# shares of Stock, determined as set forth in section 2 hereof, over two Retention Periods. The period from and including #GrantDate# through and including #VestDate1# (the “First Retention Period”) shall together constitute a “Retention Period,” and the period from and including February 16, 2026 through and including #VestDate2# (the “Second Retention Period”) shall together constitute a “Retention Period.” The par value of the shares of Stock shall be deemed paid by the promise by the Grantee to perform future Service to the Company or an Affiliate. The Grantee’s right to receive shares of Stock shall be subject to the terms and conditions set forth in this Agreement and in the Plan.
The maximum number of Restricted Stock Units eligible to be earned and paid in the same number of shares of Stock with respect to each Retention Period is:

Retention Period	Restricted Stock Units
First Retention Period	#VestQty1#
Second Retention Period	#VestQty2#

With respect to the Award granted hereunder, the provisions of this Agreement shall supersede the provisions of that certain Executive Retention and Employment Agreement between the Grantee and the Company, as may be amended (“Retention Agreement”), and the Grantee specifically acknowledges and agrees that the terms and conditions of the Retention Agreement shall not apply to this Award, except for the definitions therefrom incorporated in this Agreement pursuant to section 3(e) and section 3(f) hereof.
2.Payment of Award Following Retention Period.
(a)Payment of the shares of Stock eligible to be earned with respect to a Retention Period shall be conditioned upon certification by the Committee of the Company’s achievement of any corporate performance target established by the Committee for purposes of this Agreement (the “Performance Target”) for each year ending within such Retention Period. If the Committee determines that the Performance Target established for any year ending within a Retention Period has not been achieved, the Grantee will forfeit all, and will not vest in any, of the Restricted Stock Units eligible to be earned with respect to such Retention Period.

(b)Shares of Stock that become payable pursuant to this section 2 with respect to a Retention Period shall be delivered as soon as administratively practicable following the last day of such Retention Period and the Committee’s determination of the Grantee’s right to such delivery (but in no event later than March 15 of the year immediately following the year in which the last day of such Retention Period occurs).
3.Payment of Award Following Termination of Service. Except as otherwise set forth herein, the Grantee must remain in continuous Service (including to any successors to the Company or an Affiliate) through 5:00 p.m. Eastern Time of the last day of a Retention Period for the Restricted Stock Units with respect to such Retention Period to vest. Except as otherwise set forth herein, in the event the Grantee’s Service (including to any successors to the Company or an Affiliate) terminates during a Retention Period with respect to which the Restricted Stock Units have not been earned or forfeited, the Grantee will forfeit all, and will not vest in any, of the Restricted Stock Units eligible to be earned with respect to such Retention Period or a later Retention Period.
(a)In the case of (1) the Grantee’s termination of Service due to death or Disability, or (2) the Grantee’s conversion to inactive employee status on account of a determination of such Grantee’s total and permanent Disability under any long-term disability plan of the Company or an Affiliate during a Retention Period, the Grantee shall have the right to receive the number of shares of Stock subject to the percentage of the Restricted Stock Units then eligible to be earned, as determined pursuant to the following table:

If Termination of Employment Due to Death or Disability or a Conversion to Inactive Status due to Death or Disability Occurs		The Percentage is
after	but prior to
February 11, 2021	January 1, 2022	10%
December 31, 2021	January 1, 2023	20%
December 31, 2022	January 1, 2024	30%
December 31, 2023	January 1, 2025	40%
December 31, 2024	January 1, 2026	50%
December 31, 2025	January 1, 2027	60%
December 31, 2026	January 1, 2028	70%
December 31, 2027	January 1, 2029	80%
December 31, 2028	January 1, 2030	90%
December 31, 2029		100%
(b)In the event of a Change in Control, followed by the Grantee’s Involuntary Discharge without Cause or Resignation with Good Reason during a Retention Period, the Grantee shall have the right to receive the number of shares of Stock subject to the percentage of the Restricted Stock Units then eligible to be earned, as determined pursuant to the following table:

If Involuntary Discharge without Cause or Resignation with Good Reason Occurs		The Percentage is
after	but prior to
February 11, 2021	December 31, 2021	20%
December 31, 2021	December 31, 2022	30%
December 31, 2022	December 31, 2023	40%
December 31, 2023	December 31, 2024	50%
December 31, 2024	December 31, 2025	60%
December 31, 2025	December 31, 2026	70%
December 31, 2026	December 31, 2027	80%
December 31, 2027	December 31, 2028	90%
December 31, 2028		100%

(c)Shares of Stock that become payable pursuant to this section 3 shall be delivered as soon as administratively practicable following the qualifying termination of Service or conversion of status (but in no event later than March 15 of the year following the year in which such qualifying termination of Service or conversion of status occurs).
(d)For all purposes of this Agreement, the term “Change in Control” shall have the meaning assigned to it under the Plan as in effect on the date of this Agreement.
(e)For all purposes of this Agreement, the term “Involuntary Discharge without Cause” shall mean a termination of employment by the Company that is not for “Cause” described in section 7(b) of the Retention Agreement as in effect on the date of this Agreement or the result of the Grantee’s death or Disability.
(f)For all purposes of this Agreement, the term “Resignation with Good Reason” shall mean the Grantee’s voluntary resignation under the circumstances described in section 7(c) of the Retention Agreement as in effect on the date of this Agreement.
If, after termination of Service but prior to payment of the Award, the Grantee breaches any provision hereof, including without limitation the provisions of section 9 hereof, the Grantee shall immediately forfeit all rights to the Award.
4.Form of Payment of Award.  (a) Subject to section 4(b) and section 5 hereof, the Award shall be payable in shares of Stock. Upon delivery of shares of Stock to the Grantee, the Company shall have the right to withhold from any such distribution, in order to meet the Company’s obligations for the payment of withholding taxes, shares of Stock with a Fair Market Value equal to the minimum statutory withholding for taxes (including federal and state income taxes and payroll taxes applicable to the supplemental taxable income relating to such distribution) and any other tax liabilities for which the Company has an obligation relating to such distribution. For the purpose of this Agreement, the date of determination of Fair Market Value shall be the date as of which the Grantee’s rights to a payment under the Award are determined by the Committee in accordance with section 2 hereof, or the date of a qualifying termination of Service or conversion of status with respect to a payment pursuant to section 3 hereof.
(b)    If, as a result of a Change in Control, shares of Stock are exchanged for or converted into a different form of equity security and/or the right to receive other property (including cash),

payment in respect of the Restricted Stock Units shall, to the maximum extent practicable, be made in the same form.
5.Adjustments; Cash Dividends. If the number of outstanding shares of Stock is increased or decreased or the shares of Stock are changed into or exchanged for a different number of shares or kind of capital stock or other securities of the Company on account of any recapitalization, reclassification, stock split, reverse stock split, spin-off, combination of stock, exchange of stock, stock dividend or other distribution payable in capital stock, or other increase or decrease in shares of Stock effected without receipt of consideration by the Company, then the number of Restricted Stock Units granted hereunder and the number of shares of Stock deliverable pursuant hereto shall be adjusted proportionately. In the event a dividend on shares of Stock is payable in cash, an amount of cash equal to the value of such dividend with respect to a number of shares of Stock underlying then outstanding and unpaid Restricted Stock Units shall, as of the ex dividend date for such dividend occurring after the date of grant and during a Retention Period, become part of the Award for all purposes of this Agreement. Unless the Committee directs otherwise, such amount of cash shall be deemed to be applied to the purchase of additional Restricted Stock Units on the dividend payment date at a price equal to the Fair Market Value of the underlying shares on the dividend payment date. Such additional Restricted Stock Units will vest and be paid (subject to applicable tax withholding) or be forfeited with the original Restricted Stock Units to which they relate.
6.No Rights of Stock Ownership. This grant of Restricted Stock Units does not entitle the Grantee to any interest in or to any dividend, voting or other rights normally attributable to Stock ownership.
7.Nonassignability. The Grantee’s rights and interest in the Restricted Stock Units may not be sold, transferred, assigned, pledged, exchanged, hypothecated or otherwise disposed of except by will or the laws of descent and distribution.
8.Effect Upon Employment. This Agreement is not to be construed as giving any right to the Grantee for employment by the Company or a Subsidiary or other Affiliate. The Company and its Subsidiaries and other Affiliates retain the right to terminate the Grantee at will and with or without cause at any time (subject to any rights the Grantee may have under the Grantee’s Retention Agreement).
9.Protective Covenants. In consideration of the Award granted under this Agreement, the Grantee covenants and agrees as follows (the “Protective Covenants”):
(a)During the Grantee’s Service with the Company, and for a two-year period following the termination of the Grantee’s Service with the Company, the Grantee agrees not to (i) compete or attempt to compete for, or act as a broker or otherwise participate in, any projects in which the Company has at any time done any work or undertaken any development efforts, or (ii) directly or indirectly solicit any of the Company’s customers, vendors, contractors, agents, or any other parties with which the Company has an existing or prospective business relationship, for the benefit of the Grantee or for the benefit of any third party, nor shall the Grantee accept consideration or negotiate or enter into agreements with such parties for the benefit of the Grantee or any third party.
(b)During the Grantee’s Service with the Company and for a two-year period following the termination of the Grantee’s Service with the Company, the Grantee shall not, directly or indirectly, on behalf of the Grantee or for any other business, person or entity, entice, induce or solicit or attempt to entice, induce or solicit any employee of the Company or its Subsidiaries or other Affiliates to leave the Company’s employ (or the employ of any such Subsidiary or other Affiliate) or to hire or to cause any employee of the Company to become employed for any reason whatsoever.
(c)The Grantee shall not, at any time or in any way, disparage the Company or its current or former officers, directors, and employees, orally or in writing, or make any statements that may be derogatory or detrimental to the Company’s good name or business reputation.
(d)The Grantee acknowledges that the Company would not have an adequate remedy at law for monetary damages if the Grantee breaches these Protective Covenants. Therefore, in addition to all remedies to which the Company may be entitled for a breach or threatened breach of these Protective Covenants, including but not limited to monetary damages, the Company will be entitled to specific enforcement of these Protective Covenants and to injunctive or other equitable relief as a remedy for a breach or threatened breach. In addition, upon any breach of these Protective Covenants or any separate confidentiality agreement or confidentiality provision between the Company and the Grantee, all of the Grantee’s rights to receive shares of Stock not theretofore delivered under this Agreement shall be forfeited.
(e)For purposes of this section 9, the term “Company” shall include all Subsidiaries and other Affiliates of the Company (such Subsidiaries and other Affiliates being hereinafter referred to as the “NextEra Entities”). The Company and the Grantee agree that each of the NextEra Entities is an intended third-party beneficiary of this section 9, and further agree that each of the NextEra Entities is entitled to enforce the provisions of this section 9 in accordance with its terms.
(f)Notwithstanding anything to the contrary contained in this Agreement, the terms of these Protective Covenants shall survive the termination of this Agreement and shall remain in effect.
10.Successors and Assigns. This Agreement shall inure to the benefit of and shall be binding upon the Company and the Grantee and their respective heirs, successors and assigns.
11.Incorporation of Plan’s Terms; Other Governing Provisions. This Agreement is made under and subject to the provisions of the Plan, and all the provisions of the Plan are also provisions of this Agreement, provided, however, (a) if there is a difference or conflict between the provisions of this Agreement and the mandatory provisions of the Plan, such mandatory provisions of the Plan shall govern, and (b) if there is a difference or conflict between the provisions of this Agreement and the non-mandatory provisions of the Plan, the provisions of this Agreement shall govern. The Company and Committee retain all authority and powers granted by the Plan and not expressly limited by this Agreement. The Grantee acknowledges that he or she may not and shall not rely on any statement of account or other communication or document issued in connection with the Plan other than the Plan, this Agreement, and any document signed by an authorized representative of the Company that is designated as an amendment of the Plan or this Agreement.
12.Interpretation. The Committee shall have the authority to interpret and construe all provisions of this Agreement, and any such interpretation or construction, and any other determination contemplated to be made under the Plan or this Agreement, by the Committee shall be final, binding and conclusive, absent manifest error.

13.Governing Law/Jurisdiction/Waiver of Jury Trial. This Agreement shall be construed and interpreted in accordance with the laws of the State of Florida, without regard to its conflict of laws principles. All suits, actions, and proceedings relating to this Agreement or the Plan shall be brought only in the courts of the State of Florida located in Palm Beach County or in the United States District Court for the Southern District of Florida in West Palm Beach, Florida. The Company and the Grantee hereby consent to the personal jurisdiction of the courts described in this section 13 for the purpose of all suits, actions and proceedings relating to the Agreement or the Plan. The Company and the Grantee each waive all objections to venue and to all claims that a court chosen in accordance with this section 13 is improper based on a venue or a forum non conveniens claim.
TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT WHICH ANY PARTY MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY PROCEEDING, LITIGATION OR COUNTERCLAIM BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT.
14.Amendment. This Agreement may be amended, in whole or in part and in any manner not inconsistent with the provisions of the Plan, at any time and from time to time, by written agreement between the Company and the Grantee.
15.Data Privacy. By entering into this Agreement, the Grantee: (a) authorizes the Company or any of the NextEra Entities (as defined in section 9(e) hereof), and any agent of the Company or any of the NextEra Entities administering the Plan or providing Plan recordkeeping services, to disclose to the Company or any of the NextEra Entities such information and data as the Company or any such NextEra Entities shall reasonably request in order to facilitate the administration of this Agreement; and (b) authorizes the Company or any of the NextEra Entities to store and transmit such information in electronic form, provided such information is appropriately safeguarded in accordance with Company policy.
By signing this Agreement, the Grantee accepts and agrees to all of the foregoing terms and provisions and to all the terms and provisions of the Plan incorporated herein by reference and confirms that the Grantee has received a copy of the Plan.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

NEXTERA ENERGY, INC.

By:
Deborah H. Caplan Executive Vice President, Human Resources & Corporate Services

Accepted:
#ParticipantName# #EmployeeID#